Exhibit 99.1

Contact:	Elam P. Holley, Jr.
President and Chief Executive Officer
(334) 875-1000

THE PEOPLES BANCTRUST COMPANY INC. ELECTS

JOE MCINNES AS A DIRECTOR

SELMA, Ala. – (January 27, 2005) – The Peoples BancTrust Co., Inc. (NASDAQ Small Cap: PBTC) has unanimously elected Duncan Joseph (Joe) McInnes as a director of the Company.

Mr. McInnes currently serves as Director of Transportation for the Department of Transportation of the state of Alabama. Prior to his current position he had an extensive 25 year career at Blount International, Inc., serving as Chief Administrative Officer and Corporate Secretary, as well as other positions. He has also served as President and Director of The Blount Foundation, Inc., as Chairman and Director of The Roberts and Mildred Blount Foundation, Inc., and Chairman, CEO, and Director of The Blount Cultural Park, Inc.

“We are delighted to have Joe join our board. His leadership and experience in both the public and private sector make him a valuable addition to our company. His knowledge and insight will help us to continue to make Peoples a great bank holding company for our customers, employees and shareholders,” said Ted M. Henry, Chairman of the Board.

Mr. McInnes is an Alabama native who has a long history of civic and community involvement, including serving in leadership roles for the Montgomery Area United Way, Tuckabatchee Area Council Boy Scouts of America, Alabama State Arts Council, Montgomery Museum of Fine Arts, and Montgomery Area Chamber of Commerce.

He is a 1965 graduate of the University of Alabama and received his law degree in 1975. He and his wife Sandra have two children and one grandchild.

Mr. McInnes will also serve as a director of The Peoples Bank and Trust Company, a wholly-owned subsidiary of The Peoples BancTrust Company, Inc. The bank provides full-service retail and commercial banking, trust services, and brokerage services. It also offers additional financial products through Peoples Insurance Agency. Further information about the bank may be obtained from its website at www.peoplesbt.com.

About Peoples BancTrust Co., Inc.

The Peoples BancTrust Co., Inc. is the parent company of The Peoples Bank and Trust Company, which has 24 offices located in eleven Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby, Tallapoosa and Tuscaloosa).

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PBTC Elects Joe McInnes as a Director

January 27, 2005

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.

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